File No. 70-10097

(As filed December 17, 2002)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3 FOR APPLICATION/DECLARATION ON
FORM U-1/A UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Northeast Gas Markets LLC               Boston Gas Company d/b/a KeySpan Energy
100 Cummings Center                       Delivery New England
Suite 457G                              Essex Gas Company d/b/a KeySpan Energy
Beverly, MA 01915-6132                    Delivery New England
The Brooklyn Union Gas Company d/b/a    One Beacon Street
KeySpan Energy Delivery New York        Boston, Massachusetts 02108
One MetroTech Center                    EnergyNorth Natural Gas, Inc. d/b/a
Brooklyn, New York 11201                KeySpan Energy Delivery New England
KeySpan Gas East Corporation d/b/a      1260 Elm Street
  KeySpan Energy Delivery Long Island   P.O Box 329
175 East Old Country Road               Manchester, New Hampshire  03105
Hicksville, New York  11801
______________________________________________________________________________
             (Name of companies filing this statement and addresses
                        of principal executive offices)

                 _____________KeySpan Corporation______________
       (Name of top registered holding company parent of each applicant)

                              Steven L. Zelkowitz
            Executive Vice President - Administration and Compliance
                              KeySpan Corporation
                              One MetroTech Center
                            Brooklyn, New York 11201
               __________________________________________________
                    (Name and address of agent for service)

                    The Commission is also requested to send
                copies of any communications in connection with
                                this matter to:

                           Frederick M. Lowther, Esq.
                              Laura V. Szabo, Esq.
                     Dickstein Shapiro Morin & Oshinsky LLP
                               2101 L Street, NW
                             Washington, D.C. 20037

PRE-EFFECTIVE AMENDMENT NO. 3
TO APPLICATION/DECLARATION UNDER
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

         This pre-effective Amendment No. 3 amends the Form U-1 Application/Declaration previously filed in this proceeding in the following respect.

         Item 6 Exhibits and Financial Statements is hereby amended as follows and the exhibit referenced below is hereby provided:

         F-1 - Opinion of Counsel

SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                 NORTHEAST GAS MARKETS LLC

                                                 ___________/s/_______________
                                                 Michael S. Lucy
                                                 President

                                                 THE BROOKLYN UNION GAS
                                                 COMPANY D/B/A KEYSPAN
                                                 ENERGY DELIVERY NEW YORK

                                                 ___________/s/_______________
                                                 Richard A. Rapp, Jr.
                                                 Vice President and Secretary

                                                 KEYSPAN GAS EAST CORPORATION
                                                 D/B/A KEYSPAN ENERGY
                                                 DELIVERY LONG ISLAND

                                                 ___________/s/_______________
                                                 Kevin Knapp
                                                 Vice President, Gas Operations

                                                 BOSTON GAS COMPANY D/B/A
                                                 KEYSPAN ENERGY DELIVERY NEW
                                                 ENGLAND

                                                 ___________/s/_______________
                                                 Richard A. Rapp, Jr.
                                                 Vice President and Secretary

                                                 ESSEX GAS COMPANY D/B/A
                                                 KEYSPAN ENERGY DELIVERY NEW
                                                 ENGLAND

                                                 ___________/s/_______________
                                                 Richard A. Rapp, Jr.
                                                 Vice President and Secretary

                                                 ENERGYNORTH NATURAL GAS,
                                                 INC. D/B/A KEYSPAN ENERGY
                                                 DELIVERY NEW ENGLAND

                                                 ___________/s/_______________
                                                 Richard A. Rapp, Jr.
                                                 Vice President and Secretary